NEWS RELEASE
Exhibit 99.1
For Immediate Release
Astronics Corporation Appoints Tonit Calaway
to Board of Directors
EAST AURORA, NY, September 19, 2019 – Astronics Corporation (Nasdaq: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries, today announced the appointment of Tonit Calaway to its Board of Directors, effective September 19, 2019. Ms. Calaway is Executive Vice President, Chief Legal Officer and Secretary of BorgWarner Inc. (NYSE: BWA). She was named to that position in August last year after serving as Chief Human Resources Officer since 2016.
Peter J. Gundermann, Chairman, President and CEO of Astronics, commented, “Tonit’s deep experience with human capital management, energy and intellect are excellent complements to our Board. We look forward to her contributions as we focus on growing Astronics and building shareholder value.”
Prior to BorgWarner, Ms. Calaway was with Harley-Davidson Inc. for 18 years. While there she served as Associate General Counsel, Chief Compliance Counsel, President of The Harley-Davidson Foundation and Vice President, Human Resources. She began her career in law at the firms of Davis & Kuelthau and Godfrey & Kahn. She earned a JD from the University of Chicago and a bachelors in Political Science from the University of Wisconsin.
The addition of Ms. Calaway brings the Astronics Board to 7 directors, 6 of whom are independent.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets. For more information on Astronics and its solutions, visit Astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

For more information, contact:

Company	Investors
David Burney, CFO	Deborah K. Pawlowski
Astronics Corporation	Kei Advisors LLC
T: 716.805.1599 x 159	T: 716.843.3908
david.burney@astronics.com	dpawlowski@keiadvisors.com

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